UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2006

STREICHER MOBILE FUELING, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 308-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 29, 2006, the Company agreed to extend the warrant exercise period to November 30, 2006 (the “Extension Date”) for its warrants issued on June 30, 2006 (the “Warrants”) to certain institutional investors (the “Investors”) holding $2,620,000 in promissory notes that had been issued by the Company on August 29, 2003 and January 25, 2005 (the “Notes”). By a June 30, 2006 Warrant Purchase Agreement (the “Agreement”) with the Investors, the Company issued the Warrants to the Investors to purchase an aggregate of 1,057,283 shares of the Company’s common stock at $2.54 per share for a period of three months in exchange for the suspension of the Company’s obligation to make payments of principal during the original three month term of the Warrants and the waiver by the Investors of one-half of the pre-payment penalty on the Notes. In exchange for the extension of the term of the Warrants, the Investors agreed to extend the suspension of the Company’s obligation to make payments of principal until the Expiration Date. As a result, if the Warrants are not exercised or extended before the end of the Extension Period, the suspended principal payment will be paid at the time of the next scheduled principal payment on February 28, 2007.

As provided in the Agreement, the Company has registered the offer and sale of the shares underlying the Warrants under the Securities Act of 1933, as amended. The exercise price of the Warrants can be paid only by an exchange of the outstanding principal, interest and pre-payment penalty on the Notes at the time of exercise. Except for the extension of the exercise period, the Warrants and the Agreement remain unchanged. The Agreement and Form of Warrant were filed as exhibits to the Company’s report on Form 8-K dated June 30, 2006.

Item 9.01 Financial Statements and Exhibits

(a)   Financial statements of businesses acquired. Not applicable.

(b)   Pro forma financial information. Not applicable.

(c)   Shell company transactions. None.

(d)   Exhibits

Exhibit No.

10.1	Amendment to Warrant Purchase Agreement and Stock Purchase Warrant between Streicher Mobile Fueling, Inc. and the Purchasers dated September 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006	STREICHER MOBILE FUELING, INC.

By: /s/Richard E. Gathright
Richard E. Gathright, President and CEO